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EXHIBIT 99.1

Bank of Orange County press release announcing merger of Cerritos Valley Bank with and into Bank of Orange County.

NEWS RELEASE

For Immediate Release
November 16, 2001

Bank of Orange County Announces Agreement to Acquire Cerritos Valley Bank

    Bank of Orange County and Cerritos Valley Bank announced jointly today that they have approved an agreement to merge Cerritos Valley Bank into Bank of Orange County. Upon completion of the transaction, the four offices of Cerritos Valley Bank, located in Artesia, Glendale, Huntington Park and Norwalk will become branches of Bank of Orange County, headquartered in Orange, California. The agreement was approved by the Boards of Directors of both banks and by the Board of Cerritos Valley Bank's holding company, Cerritos Valley Bancorp. The transaction is subject to shareholder approval and approval by the appropriate regulatory agencies. Upon the closing of the transaction, each share of Common Stock of Cerritos Valley Bancorp will be converted through the merger structure provided for in the agreement into the right to receive $9.79 per share in cash or new preferred shares to be issued by Bank of Orange County, as each shareholder of Cerritos Valley Bancorp may elect. The acquisition price is approximately 1.7 times the current book value of Cerritos Valley Bank. The transaction is expected to close early in the first quarter of 2002.

    Bob Campbell, President and Chief Executive Officer of Bank of Orange County, said "Both banks have the same operating philosophy of personalized customer service and community involvement and we want to continue to expand our presence in Los Angeles County." He added, "Customers will benefit from more locations and added services with the same friendly staff to serve them."

    Hal Williams, President and Chief Executive Officer of Cerritos Valley Bank, commented, "We are all very pleased that this proposed merger will result in substantial benefits to our customers who will find that the bank will continue to operate with the same community identity, personal service, and local management that they have come to expect, while achieving substantial savings through consolidation of administrative and technical functions."

    Bank of Orange County, with assets exceeding $300 million, recently reported record net operating income for the nine months ended September 30, 2001 of $2.5 million. The combined banks will form an institution with approximately $400 million in assets.

    Bank of Orange County has six full service branches in Fountain Valley, Fullerton, Orange, Downey, Santa Fe Springs, and a divisional office in Torrance, with their Real Estate Loan Division office located in Santa Fe Springs, and a "Preferred Lender" status SBA Department operating out of offices in Downey and Fullerton. Bank of Orange County has specialized in serving the business and professional marketplace for over 21 years and is a subsidiary of California Community Bancshares, Inc., a $1.2 billion multi-bank holding company, headquartered in Auburn, California.

Contact:	Bank of Orange County Bob Campbell (714) 940-8742	Cerritos Valley Bank Hal Williams (562) 403-6900

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EXHIBIT 99.1